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                                                                     Exhibit 5.1

                               December 10, 1997



Patriot American Hospitality, Inc.
Patriot American Hospitality Operating Company
1950 Stemmons Freeway, Suite 6001
Dallas, Texas 75207

Ladies and Gentleman:

         We are familiar with the proceedings taken by Patriot American Hospitality, Inc. ("REIT"), a Delaware corporation, and Patriot American Hospitality Operating Company ("OpCo"), a Delaware corporation (collectively REIT and OpCo are hereinafter referred to as the "Companies"), with respect to
(i) 4,051,663 shares of Common Stock, par value $.01 per share, of each of REIT and OpCo ("Paired Shares") offered and sold pursuant to the Companies' 1995 Incentive Plan ("1995 Plan Shares"); (ii) 120,000 Paired Shares offered and sold pursuant to the Companies Non-Employee Directors' Plan (the "Directors' Plan Shares"); (iii) 1,620,017 Paired Shares offered and sold pursuant to various Non-Qualified Option Agreements ("NQO Shares"); (iv) 3,000,000 Paired Shares to be offered and sold from time to time pursuant to the REIT 1997 Incentive Plan (the "REIT Plan Shares"); and (v) 3,000,000 Paired Shares to be offered and sold from time to time pursuant to the OpCo 1997 Incentive Plan (the "OpCo Plan Shares"). As counsel for the Companies, we have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Companies with the Securities and Exchange Commission (the "Commission") to effect the registration of the 1995 Plan Shares, the Directors' Plan Shares, the NQO Shares, the REIT Plan Shares and the OpCo Plan Shares under the Securities Act of 1933, as amended (the "Securities Act").

         In connection with rendering this opinion, we have examined the REIT Amended and Restated Certificate of Incorporation, the OpCo Amended and Restated Certificate of Incorporation, the REIT Amended and Restated Bylaws, the OpCo Amended and Restated Bylaws, such records of the corporate proceedings of the Companies as we deemed material, the Registration Statement, the Patriot American Hospitality, Inc./Patriot American Hospitality Operating Company 1995 Incentive Plan, the Patriot American Hospitality, Inc./Patriot American Hospitality Operating Company Non-Employee Directors' Incentive Plan, the Patriot American Hospitality, Inc. 1997 Incentive Plan, the Patriot American Hospitality Operating Company 1997 Incentive Plan and the various Non-Qualified Option Agreements (together, the "Plans"), and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion.

         Based upon the foregoing, we are of the opinion that when the Paired Shares have been issued and paid for in accordance with the terms of the Plans and Registration Statement, the Shares will be legally issued, fully paid and nonassessable Paired Shares.

         We are attorneys admitted to practice in the Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and the Commonwealth of Massachusetts.

         This opinion is intended solely for your use in the above-described transaction and may not be reproduced, filed publicly or relied upon by any other person for any purpose without the express written consent of the undersigned.

         The foregoing assumes that all requisite steps will be taken to comply with the requirements if the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                       Very truly yours,



                                       /s/ GOODWIN, PROCTER & HOAR LLP